By FedEx

Mr. Michael S. Weiss
Interim Chairman
XTL Biopharmaceuticals Ltd
Kiryat Weizmann
Science Park, Building 3
POB 370, Rehovot 76100
Israel

Re: License Agreement dated June 2, 2004 between Cubist Pharmaceuticals, Inc. and XTL Biopharmaceuticals Ltd.(“the Agreement)

Dear Michael:

This Letter of Understanding sets forth the understanding between Cubist Pharmaceuticals, Inc. (“Cubist”) and XTL Biopharmaceuticals Ltd. (“XTL”) regarding accelerated transfer of activities from XTL to Cubist *****.  In addition to the terms enumerated below, Cubist and XTL each agree to release and discharge the other party from any and all potential or actual claims of whatever nature, known to both parties and existing as of the date of this Letter of Understanding.

Cubist and XTL hereby agree as follows:

1.
By August 5, 2005, XTL shall: a) transfer to Cubist all physical materials (including, but not limited to, cell lines, clones, reference standards, antigens for assay development, retained clinical samples, and samples from stability testing of formulated material); b) transfer to Cubist all reports (including, but not limited to, PK studies in hydrodynamic model, report on media optimization); and c) assign to Cubist all contracts and regulatory documents (including, but not limited to, the IND application and contracts with *****, *****, *****, clinical sites and/or clinical investigators, and *****), including all rights and obligations thereunder, each to the extent solely related to the development of HepeX-B. In addition, XTL shall complete by August 5, 2005 all ongoing collaboration activities (including, but not limited to, *****).

2.
XTL shall transfer to Cubist by October 31, 2005, all remaining data and original documentation (in any format, including, but not limited to, written and electronic formats) related to the development of HepeX-B (including, but not limited to, electronic files, lab notebooks and printouts of raw data, Excel® files, and any data or documentation relating to: testing of clinical samples, stability testing of clinical lots, development of cell-lines, development of reference standards, or development of assays used in clinical testing.). For clarification, XTL shall provide original documentation only if that documentation is related solely to HepeX-B; otherwise, XTL shall provide copies of the information that is related to HepeX-B.  Throughout August, September and October of 2005, XTL shall dedicate ***** to perform the activities described above in this Paragraph 3.

3.
Cubist shall reimburse XTL for its internal costs reasonably incurred for transferring the items referred to in Paragraphs 2 and 3. Such costs shall be treated as Designated Costs under Section 7.3 of the Agreement, except that such costs shall be reimbursed within fourteen (14) days of completion to Cubist’s satisfaction of all activities described in Paragraphs 2 and 3 above.

4.	Cubist’s reimbursement of XTL for its internal costs reasonably incurred for transferring the items referred to in Paragraph 3 shall not exceed ***** ($*****).

5.	Cubist shall reimburse XTL for Designated Costs paid by XTL to third party vendors on or after July 1, 2005 within thirty (30) days of Cubist’s receipt of an invoice from XTL.

6.	Cubist shall not be required to make any Collaboration Support payments contemplated by Section 7.1 of the Agreement for the calendar year 2005.

7.	Cubist shall be entitled to credit $***** against any future royalties owed to XTL on the Net Sales and/or Net Sublicensing Revenues of HepeX-B, as contemplated by Section 10 of the Agreement.

Cubist and XTL each represent and warrant that: (1) it has the power and authority to execute and deliver this Letter of Understanding and to perform its obligations hereunder; (2) it has read and understood this Letter of Understanding; (3) it has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Letter of Understanding; (4) it enters into this Letter of Understanding voluntarily; and (5) it has not been induced to enter into this Letter of Understanding by any promise or representation made by or on behalf of the other party, other than as expressly set forth in the terms of this Letter of Understanding.

This Letter of Understanding does not modify any terms or conditions of the Agreement, including the rights and obligations of the parties, provided that the Agreement shall be interpreted and enforced in accordance with the terms of this Letter of Understanding.

Please indicate your agreement to the above terms and conditions by signing and dating both copies of this Letter of Understanding and returning one copy to me.

Sincerely,

*****
*****
CUBIST PHARMACEUTICALS, INC.

Agreed and accepted

_________________________________
Michael S. Weiss
Chairman
XTL BIOPHARMACEUTICALS LTD.